Exhibit 99.4

Event ID: 137671063280

Event Name: Q1 2016 Park Sterling Corp Earnings Call

Event Date: 2016-04-28T12:30:00 UTC

P: Operator;;

C: Susan Sabo;Park Sterling Corporation;IR

C: Jim Cherry;Park Sterling Corporation;CEO

C: Don Truslow;Park Sterling Corporation;CFO

C: Nancy Foster;Park Sterling Corporation;Chief Risk Officer

P: Stephen Scouten;Sandler O'Neill;Analyst

P: Nancy Bush;NAB Research;Analyst

P: Christopher Marinac;FIG Partners;Analyst

P: Tyler Stafford;Stephens;Analyst

P: Eric Grubelich;Private Investor;

+++ presentation

Operator^ Good morning and welcome to the Park Sterling Corporation's First Quarter 2016 Earnings Conference Call. All participants will be in listen-only mode. (Operator Instructions) After today's presentation, there will be an opportunity to ask questions. (Operator Instructions)

I would now like to turn the conference over to Susan Sabo. Please go ahead.

Susan Sabo^ Thank you, operator. During this call forward-looking statements will be made regarding Park Sterling's future operational and financial performance. The forward-looking statements should be considered within the meaning of the applicable securities laws and regulations regarding the use of such statements.

Many factors could cause results to differ materially from those in the forward-looking statements. We encourage participants to carefully read the section on forward-looking statements incorporated in our press release issued this morning and in all documents Park Sterling has filed with the SEC.

I would now like to turn the meeting over to Jim Cherry, Park Sterling's Chief Executive Officer.

Jim Cherry^ Thank you, Susan, and good morning to our listeners. We appreciate you joining us. We're pleased to have this opportunity to discuss Park Sterling's first quarter 2016 results which we announced earlier today.

In addition to our earnings release, you can also find an investor presentation on our website, which gives detailed information about these results and which we're going to be following during this call.

Joining me this morning are Don Truslow, our Chief Financial Officer who I welcome to his first earnings call as our CFO. But he is certainly not a rookie here because he has had a lot of prior experience on earnings calls and dealing with investors and analysts. And as usual, Nancy Foster, our Chief Risk Officer is here to help with the Q&A. Bryan Kennedy, our President, is out today.

I'm going to begin with some highlights of the quarter and then I will turn it down to Truslow to review financial results. Afterwards all three of us will be available to respond to your questions.

I'm going to start on slide three. But before beginning, I would like to make an overriding comment that I think you've heard before, but the theme -- the themes from this, I think we will follow through the presentation today and I think you'll see them having played out over the past five years as we have built Park Sterling, and those are the themes of soundness, profitability and growth. When we began we said that our objective was to be in the top quartile of those three key measures of a successful financial institution and we have always felt like that the proper order and prioritization was soundness, profitability and growth. However, recognizing that when we started, we raised a significant amount of capital and that [our objective, while remaining sound was to leverage that capital. And so for at least the last four years or so we have been primarily focused around growth and levering that capital.

In that regard, we have consistently been in the top quartile and even the top decile of almost all measures that you would use to measure the soundness of a financial institution.

From a growth standpoint, we have also consistently been literally the leader in our peer group in virtually every measure of growth over the last five years, whether that be looking at on a per share basis or on absolute basis at total asset growth, at loan growth, at deposit growth, at revenue growth, profit before provision and taxes, in all of those, we've generally been the literally the leader in the clubhouse, if you will.

But in profitability, we have recognized because of that -- the consistent effort to invest and leverage our capital, we have been in the bottom quartile. We are now turning our focus, and we've shared that with you in previous calls, we're now turning our focus to get profitability in the proper prioritization between those three important measures of performance. And as you listen to our earnings call this morning and as you look at our results over the coming quarters, I think you will see that we will be just as successful focusing on that priority as we have been on the others.

So with that beginning on slide 3, we're very pleased to report very strong operating results during the first quarter with adjusted net income, excluding merger related loss on sale of securities expenses totaling $6.2 million, or $0.12 a share, which is an increase of $1.4 million or 29% over what we reported in December -- from our quarter ended in December. Obviously, these results are impacted very favorably by the completion of our merger with First Capital, which we did literally on January 1. So we had the benefit of earnings from First Capital throughout the quarter, and based on that we have a combined Company now that's $3.2 billion in total assets with $2.3 billion in total loans and $2.5 billion in total deposits at the end of the first quarter.

Using that combined balance sheet now and combined -- of both Park Sterling and First Capital, and using that as kind of the starting point, our loans and deposits both grew at steady pace with 7% annualized growth in loans during the quarter and 6% annualized growth in deposits and we feel very, very good about that organic growth measure and continuing.

Non-interest income continued to reflect the value of our balanced business model. So in this quarter service charge income and mortgage banking income results countered some softening in the capital markets, wealth and debit card income that we receive.

We continued to demonstrate a very disciplined expense management with our efficiency ratio moving to 65% from 68% in the previous quarter. Obviously, that was impacted favorably by leveraging First Capital and its coming in, but it also reflects continued expense management. And we've continued -- on previous calls, we've talked about our focus on creating operating leverage -- and this is a reflection of that focus with revenue being up actually 26% with expenses being up only 10%, and that's very positive operating leverage.

Our financial condition does continue to remain strong with our TCE to TA ratio at 8.87% and the Tier 1 leverage ratio of roughly 9.8%. With these results, we did declare a cash dividend on our common shares of $0.03 per share, which is consistent with the dividend we paid in the previous quarter.

I'll make one other comment about earnings and that is that we have not gotten the full benefit of cost saves from our merger with First Capital yet, but we do expect literally next weekend to be doing our core conversion. So we would anticipate that the lion's share of our cost saves from that merger will take place in the second quarter and that the third quarter will show most, if not all, of those savings. And the fourth quarter, certainly, we would expect all of those savings to be in there by the fourth quarter at the very latest. So we think that's a good tailwind to our future profitability during the year.

Turning briefly to slide 4, just a reminder, and I think again you will see the benefit of the investments that we've made. We have a very distinctive and attractive footprint in the Carolinas and Virginia. The strengths that we think that we enjoy are that we are located in some of the most attractive, high-growth markets in the Southeast where we enjoy being the largest community bank headquartered in the Greater Charlotte metropolitan area. And we now, with the expansion into Richmond, have established a very strong and attractive footprint there.

We have talented and experienced bankers in all of these markets and we now have a broad array of products and services on both the personal financial side as well as on the commercial side in our targeted segments of the market. We have as robust a product set as is available in the marketplace today. And of course, we continue to exhibit a very strong balance sheet with a high-quality loan portfolio.

Looking into slide 5, here you see the growth that we've talked about, growing from a company of $488 million in assets in 2010 with 47 employees and three offices to today with $3.2 billion in assets, 551 employees and 57 branches.

I might point out, to give you an indication of our focus on improving efficiency, if you look at the end of the second quarter of 2014, we had 541 employees and $2.2 billion in assets. At the end of the first quarter of 2016, we've grown our assets by $1 billion and we have 10 more employees than we had then. Now it is true that at the end of the second quarter we had just completed the Provident Community partnership and so we had not yet gotten the efficiencies from that. But I would also point out that that's the same at the end of the first quarter of 2016, we've just completed the First Capital merger and had not yet realized all the efficiencies for that. So I would expect this kind of a ratio, or flattening if you will, to be reflected after we have finished those steps.

Finally in terms of [making] comments on slide number six, just a brief comment about our excitement for the First Capital merger. This is very attractive both strategically, financially and from a risk standpoint. Strategically it gives us, I think, one of the strongest footprints from a density standpoint, the one we enjoy at our franchise and that you could position yourself for in Richmond. If you know that market and you went in today and said I'm going to strategically place 10 financial centers there, I do not think you would come out with better locations than what First Capital could gave us with that combination.

Of course, we had already started in that market with a de novo presence with a very strong leadership team and bankers that were well known in the market. And so this has given us an opportunity to combine those bankers together and we are now in a position to leverage the combined balance sheet and the broader product capabilities and we've already seen that. We have had the best loan growth at First Capital compared to any acquisition in a market since we've started. So of all of those we have done, we are having very positive loan growth already in the first quarter of our closing of the transaction.

From a financial standpoint, it's immediately accretive and you can see that in the quarter. And we expect to receive -- to have double-digit earnings accretion as we achieve the targeted cost savings that we've outlined and we expect to do that faster than might otherwise have been anticipated because our integration has moved along so quickly.

Finally, from a risk point I think all of you would know that the riskiest thing that you do is M&A. And yet in this market because we are so familiar with the market, I've spent a substantial part of my career there, many of our Directors and senior officers either grew up or were educated in Virginia and know the markets very well, and so as a consequence of that, this really feels like an in-market acquisition. And so from the standpoint of M&A, you can't do a safer integration than to do one that is a market that you are in, you know very well. So I think the risk profile will also prove to be -- has and is proving to be very attractive.

So with those opening thoughts and comments, I'll turn it to Don Truslow to give you a more in-depth view into our financial performance. Don?

Don Truslow^ Great. Thanks, Jim. Good morning everybody. As Jim has indicated, we saw a very strong start to 2016 in the first quarter and that we're very pleased with our results. These are results, of course are the first time that you've seen First Capital included in our numbers and -- but we have few things that I'll try to point out in my comments that will hopefully give you a good feel for how the core organization performed and also how First Capital is already making a significant contribution to our combined companies.

Jim mentioned this, but adjusting for – primarily -- for one-time expenses, we reported $6.2 million in earnings and that translates to $0.12 a share. This EPS is up 8% from the fourth quarter and importantly up 33% from the first quarter of 2015.

Jim mentioned our focus on returns and we know that we've had work to do there. So on a return on asset basis, in the first quarter we were at 0.79%, up from 0.77% in the fourth quarter and that compares to 0.66% in the first quarter of last year. So we are making progress on our march towards a 1% ROA.

The strong bottom line was, again, driven by four very key factors. Good performance on the net interest income line. We saw improvement in the net margin yield and I'll spend some time talking about that. Credit costs -- very low, very solid credit quality. Reasonably good growth overall in non-interest income. Jim has touched on that, I'll come back to that, and we saw a very good discipline on managing expenses.

So if you turn to slide 8, I want to spend some time talking through our net interest income for the quarter. And, of course, as can be the case following the closing of a transaction, the resulting purchase accounting can be a little challenging to decipher, particularly in understanding the impact on net interest income.

With that said, after you filter out all the noise, we were very pleased with the strength of the margin.

Net interest income was up $6.6 million or 33% linked quarter. And the net margin yield increased 26 basis points from 3.52% to 3.78%. Average loans for the quarter were up 33%, of course reflecting the addition of about $500 million in loans from First Capital. But adjusting for the First Capital loans as if they were on Park Sterling's books in the fourth quarter, average loans, so Jim mentioned point to point loans, but average loans were up around 13% on an annualized basis.

Linked quarter, loan yields increased 32 basis points as interest income on loans increased by $7.8 million. This increase includes just over $1 million in the accretion of the fair market value net discount booked on the performing loans purchased from First Capital. And we've broken that information out for you at the bottom of the slide. So we hope that that will be helpful.

Shifting away from loan yields and looking at total net margin yield, this accretion in the first quarter contributed about 15 basis points of the 26 basis point increase in net margin yield over fourth quarter 2015. For reference as you see at the bottom of page, total net discount on performing purchase loans from First Capital was about $5.2 million. So, about 20% of the total net discount flowed into interest income during the quarter.

As we look out for the remainder of the year, we expect the pace of this accretion relative to First Capital to slow, but we're anticipating that roughly half, maybe a little more than half of the total $5.2 million net discount will be accreted in by the end of the year.

I'd like to point out four other major drivers of the change in that margin yield for the quarter. And those were, first we saw strong fee income which accounted for about 3 basis points of the increase in the net margin yield. We had great performance in our builder finance group. Second, when you blend in the First Capital loans, that added about 12 basis points for the net margin yield. That excludes the impact of the purchase accounting discount. First Capital has done a great job of exercising good pricing discipline while maintaining very high credit standards and has some best practices that, as Jim said upfront, we're looking to leverage across the rest of the firm. So we're benefiting from a higher-yielding portfolio brought over from First Capital. And third, the legacy Park Sterling loan yields were steady. And that reflects in part the impact of the Fed increase in December that rippled through our portfolio, and again improving good pricing discipline on our existing loan book.

And lastly, working against these positives, kind of going the other way, our overall cost of funds was up and that reflects the full quarter impact of the $30 million loan used as part of the consideration for First Capital, and a full quarter of the December Fed increase on -- that impact -- on wholesale funding. And when you roll all that together and you factor in the net non-interest bearing sources, all of this shaved about 5 basis points off the net margin yield. So overall, when you stand back and look at the 26 basis points in net margin yield, roughly 15 basis points is from the new discount accretion tied to First Capital on the purchase performing loans, less about 5 basis points on increased costs tied to borrowed funds with the remaining approximately 15 basis point increase driven by the strong fee income for the quarter, blending in the First Capital loans, and the legacy Park Sterling portfolio loan yields holding steady.

I want to offer a quick word about our outlook at this point for the rest of the year now that we've seen the first quarter. In January, we were anticipating a compression in the net margin yield across 2016. I will say that at that time we were working with estimates on the mark from the First Capital portfolio that were run in the fourth quarter. The final modeling work on that portfolio and marking-to-market wasn't completed until later in the first quarter. And because of the rise in interest rates at the end of the year, the actual marks differed somewhat in size, and the expected accretion timing also differed. So that resulted a positive impact versus what we knew and what we saw back in January.

And in addition, the First Capital and the legacy Park Sterling loans, loan yields and fees have performed better than we anticipated. So at this point we wouldn't be surprised to see some compression throughout the year in our core margins, excluding the discount accretion, as our loans re-price, but it's likely, at this point, that this compression may be more modest than what we had anticipated three months ago. And then on top of that, to reiterate, we expect the discount accretion from First Capital to slow in pace, but remain a factor for the rest of the year.

In addition to the information shown at the bottom of the slide, around the accreting discount, we've included a new exhibit in the -- back in the appendix which is a little busy, but hopefully will give you fuller information around our purchase accounting, the accreted income and sort of give you a roll forward so that will help you in your analysis. And I don't plan to go through it on the call because it's a little busy, but would be glad offline to take your questions or provide any explanation that you might need.

Moving to slide 9, non-interest income, we experienced modest growth during the quarter with a steady increase in service charges and good growth in mortgage fees. We had very strong pipelines in mortgage. On the flip side, as Jim mentioned, we did see a decrease in capital markets income and that reflects fewer transactions closing during the quarter. We had several customers and deals that we were working on and with the fall-off in rates, as you remember, coming off beginning of the first quarter, there were a number of customers that just pulled back and decided that they weren't ready to lock in fixed rates.

And in addition, in that number, we have about a $145,000 CVA mark, or a credit valuation adjustment, which is part of the accounting that goes with valuing the swaps. And all of that's driven by the lower interest rates in the quarter. The good news is that as we've started the second quarter,we're running strong and we expect at this point for capital markets income to return to the quarterly pace that we saw across 2015; and the guys in capital markets are bragging to me that they're going to do better than that. So we will see.

Additionally, any increase in interest rates will lead to a release back into income of some of the CVA amounts or all of the CVA amounts depending upon where interest rates go. So really it wasn't a risk factor, it was more of a factor of where interest rates fell during the quarter. Of note, we also had a death benefit of about $400,000 that flowed through during the quarter and bank-owned life insurance income. The remainder of the BOLI income increase reflects the addition of the crediting income from the BOLI portfolio brought over from First Capital.

Slide 10, non-interest expenses -- great job here. Again, Jim mentioned this. Efficiency ratio, excluding the merger costs, improved to 65% from 68% in the fourth quarter and down from 75% a year ago. I'll point out just a couple of things in the line items. Salaries and benefits, of course, has the addition of First Capital coming over, but also included in there is a $1 million swing from the fourth quarter in incentive plan accruals as we returned to an accrual rate that reflects both the results of the quarter and our outlook for the year. And you might remember that in the fourth quarter we made mention that we adjusted the accrual rate down given that we were expecting to come in short of our internal goals. And so basically, going back to a full accrual and maybe even a little bit more based up on the quarter performance caused a $1 million quarter-over-quarter swing in that line item.

We also had about $200,000 in non-merger severance costs related to four former employees working through that line. OREO expenses were up mostly due to a $140,000 write-down of a previously closed branch which is now on the market for sale. And then Jim mentioned the cost savings relative to First Capital and we're well on the path to achieving the $6.1 million cost savings that we estimated in the announcement. And by moving the systems conversions up to May from September we will get those much more quickly than we estimated back in September, so very, very good performance there.

Turning quickly to the balance sheet on page 11, you can see the addition of First Capital. The opening balance sheet included about $629 million in First Capital assets with about $500 million in loans, and similar amount in deposits. Goodwill booked as part of the transaction was about $34 million and that compares to $29 million estimated at the announcement. And as I mentioned before in discussing the discounts, when we did the final modeling, not only in the loan portfolio, but went through and did the actual marks on the other assets, that led to a little higher booking of goodwill than we had estimated back in the fourth quarter. And, capital and liquidity measures remain very strong.

Page 12, is a snapshot of our loan portfolio and loan production. First Capital loans are coming in as you would expect, basically concentrated in our metro market segments. Down at the bottom, you see commercial loan production. It was very healthy at $145 million. It does demonstrate the velocity of the loan portfolio given the nature of our lending in that we saw about $37 million in loan growth, adjusting for the additional loans coming over from First Capital, versus $145 million in production. So it's still a market where we have to run pretty hard to grow the portfolio, and we feel like we're doing a good job doing that.

Slide 13, our asset quality trends remained very strong. Non-performing loans to loans were down to 42 basis points from an already low level of 47 basis points. We did have a small increase in the dollar amount of non-performing loans and that's driven primarily by one credit which is expected to be resolved this quarter with no loss. Recoveries exceeded charge-offs in the quarter by $212,000, and not shown on this page, but shown on an earlier page, provision expense was up a little, by about $150,000 or so, and that was mostly related to relooking at the qualitative factors and making some adjustments to include, as is typical after a merger, bringing over a new partner and truing up credit processes, and all of that is going very, very well.

I don't have a slide on this, but want to make a quick comment about taxes. You'll note that the effective reported tax rate for the quarter was 40.6%. And included in the tax expense for the first quarter was a $440,000 adjustment related to the state tax component of the deferred tax assets. The First Capital merger creates re-measurement event for us. And with the increased proportion of Park Sterling's income now attributable to Virginia, the North Carolina portion has been reduced. And so, when you run all that through the calculations, basically it will tell you that the future benefit of the North Carolina deferred tax assets has diminished somewhat causing the need to adjust that component of the deferred tax assets down through the tax line, which we went ahead and did in the quarter. So that $440,000 is the unusual bump in the tax expense.

So in summary, we're very pleased with the quarter and feel great about the start we have for 2016. And so with that, Jim, I'll turn it back to you.

Jim Cherry^ Thank you, Don. Before going to Q&A on slide 14, just a couple of comments on our focus for the remainder of 2016. Our first priority and focus is on completing the integration of First Capital, and build on the momentum that we've already seen in the first quarter in terms of leveraging the capabilities of that franchise and to ensure that we successfully complete our core conversion next week and get the cost saves that we anticipate from the merger.

Second, we are very focused on leveraging the investments and capabilities that we've built over the last five years, both in terms of our market presence in attractive markets and the talent that we've brought into those markets, as well as the product capabilities that frankly are virtually in most cases unmatched other than buy some of the largest banks in terms of the target markets that we have.

We're certainly, as I think you've heard throughout this, we're very focused on profitability and creating positive operating leverage. You can see that, frankly, in the last several quarters, and this accelerated in the first quarter of this year, and we expect to continue that focus throughout. While growth has now moved, in our thinking, given the leverage of our initial investments, has now moved into its proper order behind both profitability and soundness. We will continue to remain attuned to possible M&A transactions that would enhance our franchise and shareholder value and allow us to better serve our markets and our customers.

I'd like to, before go into -- I'd like to complete this by saying that we express a special appreciation to our long-term investors who have had the patience and understanding of our strategic plan and I think have seen us deliver on two of those three very handsomely that being the soundness and the growth. And I am pleased to feel like we're going to be delivering to those investors the rewards of that through the profitability. So again, thanks to our long term investors for their both patience and understanding as we have focused on this strategy.

And with that, operator, we'll go to the Q&A.

+++ q-and-a

Operator^ Thank you, sir. We will now begin the question-and-answer session. (Operator Instructions) Stephen Scouten, Sandler O'Neill.

Stephen Scouten^ A question for you, maybe just a little follow-up on the NIM guidance relative to kind of the expectations from last quarter. Don, I know you made some comments there. But really I'm trying to understand, especially with the inclusion of FCVA, my understanding is that that would have been a four to five basis point kind of headwind to the NIM. But it sounds like that may have been an incremental positive. I think you mentioned maybe 12 basis points from a loan yield that was beneficial. So can you kind of give me any more color about what was so materially different that this sounds like a incremental positive and where NIM guidance -- relative to the 20 basis point decline that maybe we had been guided to previously where the new guidance would fall out?

Don Truslow^ Yes, Stephen, so one of the factors, and you touched on it, is that when we estimated the premiums and discounts on the portfolio back in the fourth quarter, we were expecting a larger yield -- to book a larger yield premium, and of course as that, with amortizing over time, that would be basically a drag on the NIM. The interest rates, you might remember, ticked up in late December. And so when the book was actually marked that premium associated with those purchase loans, the purchase performing loans, was a good bit less than we had estimated. And so that reduces the drag, if you will, on earnings that we would have anticipated as we went through the year and in essence kind of allows the higher yields that exist in the First Capital portfolio to flow through into our income stream. So, in terms of the actual marking on the book, that was a significant difference from what we knew back in January.

Stephen Scouten^ Okay. So from the NIM where we have it now I guess just on the GAAP NIM from going from to 3.52% to 3.78% I mean my understanding is you still expect that GAAP NIM obviously to tail down but it sounds like maybe the core net interest margin should be much more stable.

Don Truslow^ I think so. Again, things can change, but we've hopefully given a reasonably good amount of information so that over time, and we will intend to continue publishing this, over time you'll be able to see the impact of the marks and the accretion of yield. And so, I would expect that the impact of the discount accreting in will trail down, the pace will slow, and so that portion of the NIM I think will back down. But as to the underlying core, I wouldn't be surprised to see some compression but pretty -- right now, we would say, pretty moderate compression over the remaining three quarters.

Stephen Scouten^ Okay, great. And then with the $6.1 million in expected cost saves, I know the slide said you should get most of those in the 3Q run rate. How much of that, if any, is already encapsulated kind of in the run rate from this quarter.

Don Truslow^ Yes, great question. So in the first quarter we probably recognized or benefited from about $1 million of cost saves and that would come from early departures and cancelling professional fees and that sort of thing. The second quarter, I wouldn't expect to see an uptick there because we are going through the conversions and sort of the next benefit, if you will, of cost saves will flow in after that. So I would expect that the next kind of leverage point on cost saves will happen in the third quarter after the conversions are completed.

Stephen Scouten^ Okay. That makes sense. And then just you mentioned the tax expense was elevated this quarter. What should be kind of a decent approximation of tax rate moving forward?

Don Truslow^ What you've seen in the past -- I wouldn't expect to see much change in the tax rate. It's just that we have the unusual adjustment in the first quarter.

Stephen Scouten^ Okay. So it'll be kind of that 33%, 34% range still moving forward?

Don Truslow^ Yes, that's right. We would expect that.

Stephen Scouten^ Great. Well, thanks, Don and glad to have another UVA guy over there as well. So, congrats.

Jim Cherry^ I'm surrounded by them.

Stephen Scouten^ (multiple speakers) That's a good place to be, Jim, good place to be.

Operator^ Nancy Bush, NAB Research.

Nancy Bush^ Jim, this is a question, I guess, mostly for you. I'm sure -- I mean, it was very good result and I'm sure that shareholders appreciated your or will appreciate the turn to profitability, the focus on profitability. How do you square that though with an M&A market in the community banking segment that may be historically high and your opportunities for further deals? I mean, are you going to look at deals differently or are you going to implement them differently? How does -- or is this just all part of the levering of capital?

Jim Cherry^ First part of it is about delevering of capital, Nancy, now. But we made a comment earlier, and if we could be the most profitable, sound and growing $3 billion community bank in the universe, we could be very happy with that. So there's never been a sense that size [only into the degree] that we know given all of the external pressures on net interest margin meaning that you need to have other sources of revenue to offset a decline in net interest margin that you needed to have other products and capabilities.

So building the products, the capabilities, getting into a diversified market. We think that diversification is part of a soundness strategy as much as it is a profitability strategy. We feel good about that. That's why we showed the map on the front end. We like the markets we're in. We're really focused on those. So M&A has become less important to us in the immediate term. I don't think it's less important to the industry though. Clearly, the industry is going to need to see -- we will see continued consolidation. And we expect, over time, to continue to be a consolidator. But its sense of urgency to build the scale, to fill out our suit, so to speak, has diminished considerably with the leveraging of the capital that we have.

Nancy Bush^ Okay. Secondly, I would just ask an allied question about tangible book value. I mean, how do you think about dilution of tangible book, going forward? Do you have any constraints on regaining any book value lost, et cetera, et cetera?

Jim Cherry^ I think over time we obviously want to see tangible book value grow. That's been more challenging for us given our currency and I think you improve your currency by improving your profitability, so they're all related to one another. And with improved currency or value then we opt to -- in the event that we do have future M&A, we opt to be able to diminish considerably any tangible book value dilution necessary. But our primary focus is on the -- in M&A -- is on the accretion part and not only getting it immediately but getting it like we have seen in First Capital. We think -- while we took tangible book value dilution in order to affect that transaction, it was a trade of double digit accretion, I think you're seeing that, strong double-digit accretion as a trade for single digit tangible book value dilution. And given the unlevered capital we felt like that was the appropriate step to take at the time. Would I like it to be in a position where we didn't have to take any tangible book value dilution? I would, and I think one of the ways you get there is by improving your profitability.

Nancy Bush^ All right. Thank you very much and welcome to Don.

Don Truslow^ Thanks, Nancy.

Operator^ Tyler Stafford, Stephens.

Tyler Stafford^ I just wanted to follow back on the margin, making sure I'm understanding the accretion expectation for this year. So you added $5.2 million of accretion from First Capital. You recognized $1 million this quarter and you'd expect half of that difference, so another $2.1 million to be accreted in 2016, is that correct?

Don Truslow^ So half of the $5.2 million will be $2.6 million. We had $1 million already accrete. So that leaves about $1.6 million if you just do back of the envelope math. So that's sort of the way I would think about.

I would caution people not to get too fixated on that number. There is obviously an impact that happens where loans either pay off or renew or pay down faster than anticipated. And in fact in the first quarter as a part of that $1.027 million that you see there's about $230,000 that relates to loans that renewed, and therefore they come out of the acquired loan book and go into the non-acquired book and there's a release of the discount there, or paid down and the same thing happens. So we saw a little bit of that in the first quarter and so that's a wild card as we are forecasting out. You never really know what may be renewed into the non-acquired book or payout, or the like. So I would't get too fixated on that math. But that's probably a pretty good way to do a back of the envelope analysis.

Tyler Stafford^ Sure. Okay. Thanks. And just the margin broader outlook for the year of the compression that you're expecting. What is the interest rate assumption that's embedded within that? I know last quarter with the 20 basis points compression, you guys were assuming three interest rate increases this year?

Don Truslow^ So, we are now very close to neutral in terms of our interest rate risk positioning and we've run some modeling that basically takes our static portfolio today and we said, well, gosh, if rates moved up over the next 90 days, say 50 basis points in the Fed funds rate, what would happen. And where we are today, there's very, very little impact that actually occurs in 2016 as both assets and liabilities reprice. Now, within a quarter there may be some moving around, but for the rest of the 2016, it's not very material. And then, there's some pickup there in 2017. So I am not -- unless something wild happens in rates, I'm not too concerned one way or another as to whether something happens at the Fed or not as it relates to 2016.

Tyler Stafford^ Okay. And then last one for me. Now that you've got a full quarter of First Capital under your belt, is there any more balance sheet repositioning that we should expect to see going forward?

Don Truslow^ Well, we sold the investment portfolio day one. So that's already been rebalanced, if you will. And then we would like all the good, well-priced loan growth in the Richmond market that we can get and those guys are doing a great job. So we're watching loan concentrations and thinking a lot about that from a loan type standpoint. But, no, I don't think there is any significant repositioning or significant mix change that we're anticipating this year.

Operator^ Christopher Marinac, FIG Partners.

Christopher Marinac^ Don or Jim, I want to ask about the margin from the perspective of getting additional accretion in the future really because you have a better collection experience, I guess that click off non-accretable discount and getting reclassifications there. Is that possible at all from First Capital, I know it's early, but just curious if that's a possibility looking ahead?

Don Truslow^ Well, Chris, on the First Capital, bringing First Capital loans over, there was really very little that went into what people call the SOP portfolio or the purchase credit impaired portfolio. And so back on that slide in the appendix, I think you see an overall increase in the portfolio of about $13 million. That is net of some payoffs of prior pools. But the First Capital loans were about $18 million that came in, so not a very big amount on credit. Credit quality is good in that portfolio plus we're in a good part of the credit cycle. So I guess there -- I would expect maybe some movement from the non-accretable yield into the accretable yield over time, but I'm not -- I don't think we're counting on anything significant there. And the other pools, the other portfolios are sort of now aging to the point where the material part of any movement has probably already taken place.

You see a little bit of movement in the quarter, I think there's -- not looking at the chart, but I think it's about $900,000 or so that moved from non-accretable into accretable during the quarter.

Christopher Marinac^ Okay. That's great. Thanks. And then, could you remind us as loans sort of, I guess, get renewed from the acquired bucket into the non-acquired bucket over time or through the course of collection, no matter where it comes from, what do you do in terms of reserve on that loan as it sort of hits back to the non-acquired bucket?

Don Truslow^ Great question. So at the acquisition date or at the mark date, the acquired loans carry a discount and the discount is a life of loan credit discount. If that loan renews, gets re-written or pays out -- renews in the case of your question, it moves out of the acquired portfolio into the non-acquired or the originated portfolio and that life of loan discount associated with that loan gets released. And then that loan goes into the originated portfolio and just becomes part of the overall originated portfolio and how that cranks through the allowance model and what the allowance model suggests.

There can be a little bit of a mismatch in the accounting in that the allowance model of course is looking for losses that exist, but haven't emerged yet, I think is the terminology that is often used. And often times the horizon for the emergence or the emergence period is around a year. So the allowance doesn't really take a life of loan credit loss view whereas the discount methodology in booking the loans does. So it's not a one-for-one trade off necessarily where it comes out of the acquired book discounts released and then goes into the allowance calculation. The time horizons are somewhat different.

Christopher Marinac^ Okay. That's helpful. I guess just the last point on that is, is it fair to assume maybe a three or four-year time frame to kind of collect if we just use First Capital as an example or that portfolio takes longer to turn over?

Don Truslow^ You mean to basically move totally out of the acquired category into either (inaudible) or pay down?

Christopher Marinac^ Right.

Don Truslow^ Not sure what the average life was that was actually used in the modeling. I think it was pretty short, but that doesn't mean that, let's say we're two years or two-and-a-half years, that doesn't mean everything has gone in two or two-and-a-half years. You can still have some trailing longer term loans, but I would expect that a significant portion of the acquired non-impaired loans would rotate out of the acquired category and hopefully, these are good credits that will move into the non-acquired originated category.

Christopher Marinac^ Okay. Sounds good. Thanks for all the background here. Appreciate it.

Operator^ (Operator Instructions) Eric Grubelich, Private Investor.

Eric Grubelich^ Just a couple of questions. First one, can you provide a little bit of sort of the relative impact of First Capital versus the core Park Sterling in the loan growth for the quarter? And then, on the fee side, what are your expectations from the capital markets to perhaps the wealth management revenue lines that you might be able to improve at the FCVA franchise? Thanks.

Don Truslow^ Maybe I'll take the first part of it and Nancy Foster maybe take the wealth management piece of it. Nancy oversees our wealth management activities. So in terms of loan growth for the quarter, First Capital was a big contributor. If you take all the stuff I was just talking about in terms of loans moving out of non-acquired and really look at what their loan portfolio did in terms of growth, they had about a 12% average loan growth versus the 13% overall. So they were a significant contributor and pace right along with the core Park Sterling franchise. That says a lot when you think about new market, closing the transaction, people going through the change that they're going through in any sort of acquisition or any sort of merger.

On the capital markets fee income, again, we are a newer shop. We're building our book of business. It's been very successful, but it is a smaller growing shop. And so you can just anticipate given the nature of the transactions that it can be a little bit volatile from quarter to quarter. It's not an annuity type stream of income.

On the other hand is, as I think I mentioned in my remarks, we are seeing very good pipelines, a lot of transactions coming through and while we had somewhat of a soft quarter in deals closing, we expect that the pace will pick back up to what you would have seen in 2015 across the various quarters. So we feel very good about that. The other thing about capital markets, what that does for us is not just the fee income. It's the opportunity to do consultative selling and that's a real differentiator for us as for in the commercial loan market. So there are very real intangible benefits to our capabilities on the capital market side.

And Nancy on wealth management?

Nancy Foster^ Yes, on the wealth management side, First Capital did not have a wealth management department per se with respect to investment management and trust. They do have a brokerage unit. That's one to two individuals, fairly low margin business, so not a significant contributor to the bottom line. I fully expect that we'll have opportunities on the wealth side in the Richmond market going forward, but that's a long game. So I don't see any material impact in terms of having a positive contribution this year to the wealth management line.

Eric Grubelich^ That's good. Good color. Maybe just one last thing. In terms of First Capital, obviously you said the loan growth is pretty good. Is it safe to assume that everybody on the lending side or relationship management side that you wanted to keep still there?

Jim Cherry^ Yes, Eric. We feel very good about that team and its fit with our existing team in the market could not be better. And so we have kept virtually all the bankers, maybe one defection in there that we didn't, but we feel very good about the team that we have. Other thing, just before you get off, I think last time you were on this call, I think Antony was belly crawling and was nine months old. He is one-and-a-half now and walking and I'm glad you can get on this call not being distracted.

Eric Grubelich^ Well, I have him, he is 18 -- he will be 18 months on Saturday. He is running like a little maniac. And fortunately I haven't distracted right now. So he's not -- you can't hear him in the background. Thanks for asking, Jim.

Operator^ Nancy Bush, NAB Research.

Nancy Bush^ Guys, one final thing kind of caught my attention in your slides is the commentary about bringing up Bancorp productivity. Can you just give us a little more color on that in terms of how that's going to be done? How many bankers were talking about that you consider at this point to be quote suboptimal in terms of production and how you see that feeding into earnings over the next two quarters?

Jim Cherry^ Yes, Nancy, Jim. And certainly (inaudible) but I'd say it this way. If you think about it we've hired brand new bankers and a number of those, and they kind of come in over time. And so they come in with no portfolio at all, and they may be producing very well and we feel very good about our production but average portfolio for our bankers is about $30 million and we would anticipate, in our modeling they've always assumed that around a $50 million carry would be about right, and so it's really just them continuing to produce and their portfolios as they grow will get the benefit of the carry on their portfolio in addition to the production. Well today all we really get is the production benefit. We do have some bankers that are carrying $100 million but we've got some that are starting out with virtually nothing, and so that total needs to move up.

Nancy Bush^ Any geographic concentration of these new and up and coming bankers or are they dispersed throughout the franchise?

Jim Cherry^ Well, obviously the older and longer-term bankers would be here in the Charlotte market because that's where Park Sterling had its beginning. And then Richmond now, you've got some bankers in that market that are beginning to hit that or getting close to that $50 million because they have been here for two years now and been working. Some of the bankers out of First Capital already are at or near that because that's a unit that came in. It's really the new hires. And so, those are the ones that still have to get up. And we've continued to hire bankers and frankly as we have lost or seen lower portfolio bankers that have moved out we try to replace those with new bankers that could perform at higher levels.

Operator^ This concludes our question-and-answer session. I would like to turn the conference back over to Jim Cherry for any closing remarks.

Jim Cherry^ Well, I would just thank you again for your continued interest in Park Sterling. We feel very good about the beginning of 2016 and about the opportunities for us to deliver on our performance expectations. Thank you.

Operator^ The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.